SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

April 20, 2026

Jing Nealis

2050 Harvest Road

Pleasanton, CA 94566

RE: Separation Agreement

Dear Jing:

This agreement will confirm the terms of your separation from employment with SolidEnergy Systems, LLC (the “Company”).

1.Separation of Employment.  Your last date of employment with the Company will be April 27, 2026 (the “Separation Date”).  From and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities. You further agree to be available to provide assistance and transitional services to your successor as Chief Financial Officer upon reasonable request to support his or her transition into the role through May 15, 2026.

2.COBRA; Insurance.  Our records indicate that you are participating in the Company’s insurance coverage plans. Your coverage under United Healthcare, and Delta Dental’s PPO, and EyeMed will terminate effective April 30, 2026.  You may have a legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after your Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical, dental, and vision insurance coverage.  The Company will provide you with timely and proper notice of your COBRA rights and any necessary forms to elect COBRA after the Separation Date.

3.Pay and Benefits.   You will be paid your final paycheck for all time worked for the Company, as well as all your accrued and unused vacation days, by April 29, 2026 and will thereby be paid in full all compensation that is due to you in connection with your employment with the Company. If you have overused your vacation whether paid or unpaid, that will be accounted for in the final paycheck.

In consideration your execution and compliance with this Agreement, including for the waiver and release of claims provided in paragraph 6 to this Agreement and other post-termination obligations, and provided you satisfy all conditions to make the Release effective and irrevocable, you shall be entitled to accelerated vesting of 117,500 restricted stock units previously granted to you under the SES AI Corporation 2021 Incentive Award Plan. These restricted stock units shall fully vest on April 28, 2026.

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

Except for the specific payments and other benefits described in this Agreement, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

If you participated in the company’s 401K retirement plan your employee contributions to the 401(k) retirement plan (including any applicable Company matching contributions under the company’s 401K retirement plan) will cease with your final paycheck. You have certain options available to you with regard to your plan contributions including roll-over and cash-out options. To choose the appropriate option for you, please contact ADP 401(k) at 1-877-401-5725, our plan number is 426287.

4.Return of Property; Confidentiality Obligations.

(a)You must immediately return to the Company all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones, and credit cards within two days of the Separation Date.

(b)You remain bound by, and must continue to abide by, the Employee Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement (“NDA”) you signed on or about February 16, 2021 which is attached hereto as Exhibit A, in addition to any other obligations created by law requiring you to protect the Company’s trade secrets, and confidential and proprietary documents and information. Notwithstanding the foregoing, in consideration for your execution and compliance with this Agreement, the Company hereby waives any and all rights it has to enforce the non-competition obligations included in Section 8(c) of the NDA. This Agreement does not waive, release, or modify any other obligations that survive your termination of employment, including, but not limited to, the other obligations specified in the NDA.

(c)You agree that all awards granted to you under the Intellectual Property Awards Policy are reasonable and sufficient, and you will not be entitled to any other awards after the termination of your employment.

5.Equity Awards/Stock Options. You acknowledge and agree that as of the date of this Separation Letter, you currently hold 886,555 vested stock options (the “Vested Stock Options”). In general, if you hold vested stock options issued pursuant to an award granted under the SES Holdings Pte. Ltd. 2021 Share Incentive Plan, you have 90 days from the Separation Date to exercise those stock options. However, in consideration for the Release provided in paragraph 6 hereto and provided you satisfy all conditions to make the Release effective, the Company will amend the post-termination exercise period for the Vested Stock Options to allow you to exercise the Vested Stock Options through December 31, 2026.  You may exercise your vested stock options through your E*Trade account. Please refer to your award agreement for the definitive terms applicable to your stock option award upon a termination of employment or service.

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

You acknowledge and agree that any restricted stock units (“RSUs”) or performance vesting RSUs (“PSUs”) that you have been granted to you by the Company and which have not yet vested under the terms of the applicable award agreement or under the terms of this Agreement as of May 15, 2026 will be forfeited. Please refer to your award agreement for the definitive terms applicable to your RSU or PSU award upon a termination of employment or service.

6.General Release.

In consideration of paragraphs 2, 3 and 5 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you, on behalf of yourself, your heirs, descendants, executors, administrators, assigns and successors hereby waive, release and forever discharge to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits (other than as set out in paragraphs 2, 3 and 5 above); any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company (other than as set out in paragraphs 3 and 5 above); claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, tortious interference with contract or prospective business advantage and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, and any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Genetic Information Non-Discrimination Act, the Lily Ledbetter Fair Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Wage Theft Protection Act, the Worker Adjustment and Retraining Notification Act); Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”), any applicable state or local laws, including but not limited to: the Massachusetts Fair Employment Practices Law (MFEPL), the Massachusetts Civil Rights Act (MCRA), the Massachusetts Equal Rights Act (MERA), the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, all including any amendments and their respective

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. THIS MEANS YOU MAY NOT SUE THE COMPANY FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM THE COMPANY.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable state legislature.

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to (i) your indemnification rights under the Indemnity Agreement entered into by and between you and the Company dated as of February 3, 2022 (the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement, such as (A) claims for unemployment benefit rights and workers' compensation; (B) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB) and (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements . If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

7.No Claims Filed.

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

You represent and warrant that you have not filed any claims or causes of action against the Released Parties including but not limited to any charges of discrimination, harassment or retaliation, with any federal, state or local agency or court. Your representation to same constitutes a material inducement for Company entering into this Agreement. In the event that you have filed such a claim or cause of action, it will be considered a material breach of the terms of this Agreement.

8.Cooperation

You agree to reasonably cooperate with the Company in its internal investigations or lawsuits relating to the Company’s business, whether existing as of the Separation Date or which may arise thereafter, until said investigations or lawsuits are completed or the statute of limitations for such lawsuits has expired with no claim having been filed against the Company. If such reasonable cooperation requires travel or otherwise shall interfere with your other employment or reasonable personal plans, the Company shall reimburse you for all travel expenses in connection with such cooperation, and shall pay you for the reasonable costs of your time (including reasonable, pre-approved attorney’s fees, if applicable) for such Cooperation.

9.Knowing and Voluntary Acknowledgment

You specifically agree and acknowledge that:

(a)	You have read this Agreement in its entirety and understand all its terms;

(b)	You knowingly, freely, and voluntarily assent to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(c)	You are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which You are otherwise entitled;

(d)	You are not waiving or releasing rights or claims that may arise after You sign this Agreement; and

(e)	You understand that the waiver and release in this Agreement is being requested in connection with your separation of employment from the Company.

Paragraph 6 includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, You acknowledge and understands the following: (a) You have been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) You have been advised to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under this release and have done so; (c) You have been

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

advised to consider fully this release before executing it; (d) that You have been offered ample time and opportunity, of not less than twenty one (21) days, to do so; and (e) that this release shall become effective as stated herein.

You may revoke acceptance of this Agreement within seven (7) calendar days You sign it. Your revocation must be in writing and received by Aseem Juneja  (aseem@ses.ai) by 5 p.m. local time on the seventh calendar day in order to be effective. If You do not revoke acceptance within the seven (7) calendar day period, your acceptance of this Agreement shall become binding and enforceable on the eighth day after the last signature of the Agreement (“Effective Date”).

10.Non-Disparagement

Except to the extent permitted under paragraph 6 above, you agree to refrain from any disparaging statements about the Company or any of the other Released Parties, including, without limitation, the business, technology, products, intellectual property, financial standing, future prospects, or employment/compensation/benefit practices of the Company or any of the other Released Parties; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information from the Company’s accountants, legal advisors and Board of Directors, or when required by legal process, in connection with any of its communications with any federal, state or local governmental agency or commission or other regulatory bodies and/or when required to conduct its business and the Company may provide such disclosures as are required by the U.S. Securities and Exchange Commission or other regulatory bodies, applicable listing rules or other applicable laws or regulations. The Company’s obligations under this paragraph are limited to Company representatives with knowledge of this provision.

Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Entities, rights under the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations, and rights under Massachusetts law. This Section also does not prevent you from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.Governing Law

SolidEnergy Systems LLC

35 Cabot Road, Woburn, MA 01801

This Agreement and all matters arising out of or relating to this Agreement and your employment or termination of employment with the Company, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

To accept this Agreement, please sign and date this Agreement and return it to me. You have until 5:00 p.m. ET on the date that is 21 days following your receipt of this Agreement (such date, the “Deadline”) to review and consider this Agreement and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Thank you, Jing, we truly appreciate your dedicated service to the Company and wish you well in your future endeavors.

Very truly yours,

Agreed and accepted by /s/ Jing Nealis _ _______________ Name: Jing Nealis CFO	SolidEnergy Systems, LLC /s/ Qichao Hu ____________________ Qichao Hu CEO